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PIPER & MARBURY L.L.P.
CHARLES CENTER SOUTH
36 SOUTH CHARLES STREET
Baltimore, Maryland 21201-3018
410-539-2530
FAX: 410-539-0489





WASHINGTON
NEW YORK
PHILADELPHIA
EASTON




August 22, 1997

AHA Investment Funds, Inc.
100 Half Day Road
Lincolnshire, Illinois 60069

Ladies and Gentlemen:

	We have acted as special Maryland counsel to AHA Investment Funds, Inc. (the "Company"), in connection with the filing with the Securities and Exchange Commission of the Company's notice pursuant to Rule 24f-2 (the "Rule 24f-2 Notice") under the Investment Company Act of 1940, as amended, making definite the registration under the Securities Act of 1933, as amended, of 8,020,188 shares of the Company's Common Stock, par value $.01 per share (the "Shares"), sold during the Company's fiscal year ended June 30, 1997. The Shares were issued as follows: 1,057,092 shares of the Full Maturity Fixed Income Portfolio ,4,855,709 shares of the Limited Maturity Fixed Income Portfolio, 1,037,719 shares of the Diversified Equity Portfolio and 1,069,668 shares of the Balanced Portfolio.

In that capacity, we have examined the Company's charter and by-laws, a good-standing certificate recently issued by the State Department of Assessments and Taxation of Maryland, the corporate action taken by the Company that provides for the issuance of the Shares, certificates of officers of the Company as to certain factual matters, the Rule 24f-2 Notice and such other documents and matters of law as we have deemed necessary or advisable for purposes of the opinions set forth below.
In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with originals of all documents submitted to us as copies. Based upon and subject to the foregoing, and limited in all respects to applicable Maryland law, we are of the opinion and advise you as follows:

1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland; and


	2.      The Shares were legally issued, fully paid and non-assessable.

	This opinion is intended solely for the benefit and use of the party to whom it is addressed and may not be used by any other person without the prior written consent of Piper & Marbury L.L.P., provided that we consent to the filing of this opinion with the Securities and Exchange Commission together with the Rule 24f-2 Notice.

Very truly yours,
     /s/Piper & Marbury L.L.P.
	Piper & Marbury L.L.P.

AHA Investment Funds, Inc.
August 22, 1997
Page 2